भारतीय गैर न्यायिक

एक सौ रुपये Rs. 100

रु. 100 ONE HUNDRED RUPEES

सत्यमेव जयते

भारत INDIA

INDIA NON JUDICIAL

পশ্চিমবঙ্গ पश्चिम बंगाल WEST BENGAL F 935835

SETTLEMENT AGREEMENT
AND MUTUAL RELEASE OF CLAIMS

This Settlement Agreement and Mutual Release of Claims (the "Settlement Agreement") is executed in two parts and both shall be treated as original.

BETWEEN

M/s. VISA International Ltd. (hereinafter referred to as VISA) registered under the Companies Act of 1956, having its registered office at 2nd Floor, Brooke House, 9, Shakespeare Sarani, Kolkata which expression shall unless it be repugnant to the context or meaning thereof, includes its directors, sister concerns, proxies, executors, administrators, legal representatives, employees and agencies etc.

As PARTY OF THE FIRST PART

AND

M/s Continental Resources (USA) Ltd (hereinafter referred to as CRL) registered under the laws of United States of America, having its registered office at 19 East, Fourth Avenue, Hutchinson, Kansas, USA and also operating from C-15, Forest Park, District Khurdah, Bhubaneshwar, Orissa; which expression shall unless it be repugnant to the context or meaning thereof, includes its directors, sister concerns, proxies, executors, administrators, legal representatives, employees and agencies etc.

As PARTY OF THE SECOND PART

I HEREBY CERTIFY THE WITHIN DOCUMENT TO BE A TRUE AND CORRECT COPY OF THE ORIGINAL OF WHICH IT PURPORTS TO BE A COPY.
DATED AT VANCOUVER, B.C. THIS 25 DAY OF November 20 07

A Notary Public in and for the Province of British Columbia

And the Party of the First Part and Party of the Second Part will collectively be referred to as the Parties.

WHEREAS the Second Party namely CRL approached the first party namely VISA for setting up an integrated aluminium complex in the vicinity of Gandhamardan Mines in the State of Orissa by way of setting up a Special Purpose Vehicle and accordingly a Memorandum of understanding dated 14th February 2005 (MOU) was executed by the parties followed by an agreement dated 15th February 2005 (the agreement).

AND WHEREAS certain disputes, claims, complaints and issues have arisen between VISA and CRL on the issue of and related to the setting up of the Special Purpose Vehicle and related to termination of the MOU and the agreement by CRL. Pursuant thereto, the Arbitration Clause in the Agreement was invoked by VISA and consequently an arbitration petition being no AP 243 of 2007 was filed under Section 9 of the Arbitration and Conciliation Act, 1996 before the Hon'ble Calcutta High Court by VISA. An application for rejection of above arbitration petition being no. GA 647 of 2008 was also filed by CRL. The said applications are pending hearing. An Arbitration Petition being Arbitration Petition No. 16 of 2007 was filed by VISA before the Hon'ble Supreme Court seeking appointment of Arbitrator. The Hon'ble Supreme Court vide its judgment dated 2nd December 2008 appointed Hon'ble Dr. Justice A.S. Anand (Former Chief Justice of India) as the sole arbitrator and the matter is pending adjudication before the sole arbitrator.

AND WHEREAS both the parties are desirous of amicably resolving the said claims, complaints, issues and disputes which are pending between them and are therefore entering into this Agreement of Settlement to settle pending arbitration /cases/objections in the following terms:

NOW THIS SETTLEMENT AGREEMENT WITNESSETH AS FOLLOWS:

1. That in the interest of maintaining healthy business relations between the parties, both the Parties have agreed to withdraw all cases/claims/complaints/ objections, whether civil and/or criminal filed by them or their companies or sister concerns or proxies or employees or agencies, as the case may be, against each other or against the companies or sister concerns or proxies or employees or agencies of each other.

2. That accordingly VISA has agreed to withdraw its Arbitration Claim pending adjudication before the Sole Arbitrator Hon'ble Dr. Justice A.S. Anand and accordingly, it is agreed by both the parties that within 15 days of execution of this Agreement of Settlement, a joint application seeking an award in terms of this settlement agreement shall be filed before the Arbitral Tribunal.

3. That CRL has terminated its agreement with Essar Aluminium Orissa Limited (Essar) and has further assured that apart from Essar, it has not entered into any agreement with any other party. In addition, Essar has also issued a letter of general release dated 14th April 2009 in favour of CRL. A copy of the letter of termination of its agreement with Essar and also a letter of general release dated 14th April 2009 as issued by Essar Aluminium Orissa Limited are enclosed herewith as Enclosures-A.

4. CRL has withdrawn/cancelled the letter dated 25 September 2006 by which it had terminated the agreement with VISA. A copy of the letter dated 9 September, 2009 withdrawing/canceling the said termination is enclosed herewith as enclosure "Enclosure - B".

5. That it is further agreed between both the parties that in future both the parties will try and make such mutual endeavors to set up the Special Purpose Vehicle and ensure smooth functioning of the Special Purpose Vehicle and for maintaining healthy and amicable business relations between them by mutual consultation.

That it is further agreed by CRL that it shall be paying to VISA all the legal expenses amounting to Rs.47,00,000 (including but not limited to Counsels fee, travel expenses of its employees undertaken with relation to litigation, court fee etc) incurred by VISA for filing and contesting the proceedings filed against CRL both before the Hon'ble Calcutta High Court and also before the Hon'ble Supreme Court for appointment of the Arbitrator and also the arbitration fee and such legal expenses for contesting/ settling the arbitration before the Learned Arbitrator appointed by the Hon'ble Supreme Court of India.

CRL has agreed that out of the above stated sum of Rs.47,00,000, Rs.12,50,000 will be paid by CRL up front alongwith the signing of this agreement. The remaining sum of Rs.34,50,000 will be adjusted towards the payments to be made by VISA to CRL as per the terms of Article 1 of Agreement dated 15th February 2005.

CRL further agrees that if for any reason whatsoever the understanding between the parties reached in the form of the present and/or other connected or ancillary or incidental Agreement(s) fails and/or the terms thereof cannot be for any reason whatsoever be implemented and/or executed resulting in the failure and/or abandonment and/or rejection and/or non-implementation of the Agreement(s), then CRL irrevocably undertakes that it will immediately without any demur pay VISA the sums remaining under this Clause. Such sums will be paid by CRL to VISA within a period of 15 days after such demand has been raised in writing by VISA on CRL.

6. That each individual signing this Settlement Agreement warrants and represents that he has the full authority and is duly authorized and empowered to execute this Settlement Agreement on behalf of the Party for which he signs.

7. That this Settlement Agreement has been negotiated and executed by the parties of their own free will and understanding without any coercion, force or undue influence and shall be binding on the Parties, their companies, sister concerns, proxies, executors, administrators, legal representatives, employees, agencies etc, successors in interest, and present and future subsidiaries, assignees or acquirers, including any acquirer of substantially all of the assets of a Party.

8. That it shall be the endeavor of parties to assist each other in due implementation and compliance of the terms of this agreement at the earliest.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SIGNED THESE PRESENTS HEREOF, THE DAY, MONTH AND YEAR FIRST HEREINABOVE WRITTEN.

For M/s Continental Resources (USA) Ltd.

Michael Rosa
Authorised Signatory
Name: Michael Rosa
Designation: President
Place: Langley B.C. Canada
Date: Sept. 23/09

Witness: Michael Rosa Nov. 25/2009

1. Paul H. Heino
PAUL H. HEINO
205-20257 54th Ave,
LANGLEY, B.C., CANADA
Signature (full name) Address

2. Esther PW Acker
Esther PW Acker
#202, 20257-54 ave
Langley BC.
Canada.
Signature (full name) Address

For M/s. Visa International Ltd.

Saran
Authorised Signatory
Name: VISHAMBHAR SARAN
Designation: CHAIRMAN
Place: KOLKATA, INDIA
Date: 23rd September 2009.

1. Vikash Prasad Singh
(VIKASH PRASAD SINGH)
79/1, M.G. Road
Kolkata - 700082, India

2. Satyavrat Singh
(SATYAVRAT SINGH)
HLL BUILDING
9, SHAKESPEARE SARANI
KOLKATA, INDIA - 700071